Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated July 24, 2025, with respect to the consolidated financial statements of Waton Financial Limited (the “Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025. Our report contained a paragraph of “Emphasis of Matter” relating to the Company’s significant transactions with its related parties.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP
Irvine, California
November 14, 2025